SUBCONTRACT FOR FUND ADMINISTRATIVE SERVICES

This Subcontract, dated as of July 15, 2024, is between Franklin Advisers, Inc., a California corporation (the “Investment Manager”), and Franklin Templeton Services, LLC (the “Administrator”).

WHEREAS, the Investment Manager and each trust identified on Schedule A to this Subcontract (each, a “Trust”) have entered into management contracts (each, a “Management Contract”); and

WHEREAS, pursuant to each Management Contract, a majority of the trustees of each Trust, including a majority of the trustees who are not “interested persons” of each Trust have approved the delegation of certain administrative and other services by the Investment Manager to the Administrator;

NOW THEREFORE, in consideration of the mutual agreements herein made, the parties hereby agree as follows:

Section 1. Prime Contract. This Subcontract is made in order to assist the Investment Manager in fulfilling certain of the Investment Manager’s obligations under each of the Management Contracts.

Section 2. Appointment. The Investment Manager hereby appoints the Administrator to provide or procure, as applicable, for each Trust or, in the case of a Trust that has divided its shares into separate series, for each series of the Trust identified on Schedule A to this Subcontract (each, a “Fund”),1 the administrative and other services described in Section 3 of this Subcontract for the period and on the terms set forth in this Subcontract, as may be supplemented from time to time. The Administrator accepts such appointment and agrees during such period to render or procure, as applicable, the services herein set forth for the compensation provided in Section 6 below.

Section 3. Services. The Administrator agrees, during the term of this Subcontract, to provide or procure, as applicable, at its own expense (unless otherwise agreed to by the parties), the following services to each Fund to the extent that any such services are not otherwise provided by the Investment Manager (including any subadviser) or any other service provider to the Fund:

(a) providing office space, telephone, office equipment and supplies for the Fund necessary or appropriate for the effective administration of the Fund as contemplated in this Subcontract;

(b) providing trading desk facilities for the Fund, unless these facilities are provided by the Investment Manager or any subadviser to the Fund;

[1]	Each reference to a Fund in this Subcontract shall be deemed to reference any Trust that has not divided its shares into separate series, as appropriate in the particular context.

(c) authorizing expenditures and approving bills for payment on behalf of the Fund;

(d) supervising preparation of periodic reports to Fund shareholders, notices of dividends, capital gains distributions and tax credits; and attending to routine correspondence and other communications with individual Fund shareholders when asked to do so by the Fund’s shareholder servicing agent or other agents of the Fund;

(e) coordinating and supervising the daily pricing and valuation of the Fund’s investment portfolio, including collecting quotations from pricing services engaged by the Fund, in accordance with the policies and procedures adopted from time to time by the Fund;

(f) providing fund accounting services, including preparing and supervising publication of daily net asset value quotations and other financial data;

(g) monitoring and coordinating, where appropriate, relationships with organizations serving the Fund, including custodians, public accounting firms, law firms, printers, pricing services and other unaffiliated service providers;

(h) supervising the Fund’s compliance with recordkeeping requirements under the federal securities laws, including the Investment Company Act of 1940, as amended (“1940 Act”), and the rules and regulations thereunder, supervising compliance with recordkeeping requirements imposed by state or foreign laws or regulations, and maintaining books and records for the Fund;

(i) preparing and filing of domestic and foreign tax reports, including the Fund’s income tax returns, and monitoring the Fund’s compliance with subchapter M of the Internal Revenue Code of 1986, as amended, and all other applicable tax laws and regulations;

(j) establishing, maintaining and monitoring the Fund’s compliance program with respect to: the 1940 Act and other federal securities laws, and rules and regulations thereunder; state and foreign laws and regulations applicable to the operation of investment companies; the Fund’s investment goals, policies and restrictions; and the Code of Ethics and other policies adopted by the Trust’s Board of Trustees (“Board”) or by the Investment Manager or any subadviser to the Fund and applicable to the Fund;

(k) preparing regulatory reports, including without limitation, N-SARs, N-CSRs, N-PXs, N-PORTs, proxy statements, information statements, and U.S. and foreign ownership reports;

(l) preparing and arranging for the filing of such registration statements and other documents with the U.S. Securities and Exchange Commission and other federal, state and foreign or other regulatory authorities as may be required to (i) register or otherwise qualify the shares of the Fund for sale and maintain any such registration or qualification; (ii) amend or otherwise update the Fund’s disclosures as required by applicable Federal securities laws and the rules and regulations of any applicable regulatory agency or stock exchange; (iii) qualify the Fund to do business; and (iv) maintain the Fund’s corporate existence, and as otherwise required by applicable law;

(m) maintaining a review and certification program and internal controls and procedures in accordance with the relevant provisions of the Sarbanes Oxley Act of 2002 as applicable to registered investment companies; and

(n) providing executive, clerical, secretarial and other personnel needed to carry out the above responsibilities.

Nothing in this Subcontract shall obligate the Administrator to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Fund to perform services on behalf of the Fund.

Section 4. Delegation of Services. The Administrator may, at its expense, delegate to one or more entities some or all of the services for each Fund for which the Administrator is responsible under this Subcontract. The Administrator will be responsible for the compensation, if any, of any such entities for such services to the Fund, unless otherwise agreed to by the parties or with the Fund. Notwithstanding any delegation pursuant to this paragraph, the Administrator will continue to have responsibility and liability for all such services provided to the Fund under this Subcontract.

Section 5. Performance of Services in Accordance with Regulatory Requirements; Furnishing of Books and Records. In performing the services set forth in Section 3 of this Subcontract, the Administrator:

(a) shall conform with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by each Trust’s Board, and with the provisions of the Trust’s Registration Statement filed with the Securities and Exchange Commission, as supplemented or amended from time to time;

(b) will make available to each Fund, promptly upon request, any of the Fund’s books and records as are maintained under this Subcontract, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Subcontract that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

Section 6. Fees. The Investment Manager agrees to pay to the Administrator as compensation for such services a monthly fee equal on an annual basis to:

(a)

With respect to the Funds on Schedule A that are exchange-traded funds (the “Putnam ETFs”), 105% of the internal costs incurred by the Administrator for providing the services pursuant to this Agreement to the Putnam ETFs; in addition, with respect to such Funds, the Investment Manager will also reimburse the Administrator for fees paid by the Administrator to any third-party service provider for sub-administration and other services for the Funds contemplated by this Agreement;

(b)	With respect to each of the Funds other than the Putnam ETFs, an amount equal to an annual rate of: 0.150% of such Fund’s average daily net assets up to and including $200 million; 0.135% of such Fund’s average daily net assets over $200 million, up to and including $700 million; 0.100% of such Fund’s average daily net assets over $700 million, up to and including $1.2 billion; and 0.075% of such Fund’s average daily net assets in excess of $1.2 billion.

From time to time, the Administrator may waive all or a portion of its fees provided for hereunder. The Administrator shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of a Fund’s expenses, as if such waiver or limitation were fully set forth herein.

Section 7. Term. Unless otherwise terminated, this Subcontract shall remain in full force and effect for a Fund so long as the Management Contract for the Fund remains in effect.

Section 8. Termination. This Subcontract will terminate as to a Fund immediately upon the termination of the Management Contract; applicable to the Fund and, in addition, may be terminated by either party at any time on sixty (60) days’ written notice without payment of penalty.

Section 9. Standard of Care. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or of reckless disregard of its duties and obligations hereunder, the Administrator shall not be subject to any liability for any act or omission in the course of, or connected with, rendering services hereunder.

Section 10. Severability. If any provision of this Subcontract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Subcontract shall not be affected thereby.

Section 11. Governing Law. This Subcontract shall be governed by and construed in accordance with the laws of the State of California.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Subcontract to be duly executed by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By:	/s/ Thomas C. Merchant
Name:	Thomas C. Merchant
Title:	Chief Legal Officer

FRANKLIN TEMPLETON SERVICES, LLC

By:	/s/ Matthew Hinkle
Name:	Matthew Hinkle
Title:	President

Schedule A

(Amended as of December 17, 2025)

Except as otherwise indicated below, for each Fund, the Subcontract for Fund Administrative Services was effective as of July 15, 2024.

Putnam Diversified Income Trust

Putnam Asset Allocation Funds

-Putnam Dynamic Asset Allocation Balanced Fund

-Putnam Dynamic Asset Allocation Conservative Fund

-Putnam Dynamic Asset Allocation Growth Fund

-Putnam Multi-Asset Income Fund

Putnam ETF Trust

-Putnam ESG Core Bond ETF

-Putnam ESG High Yield ETF

-Putnam ESG Ultra Short ETF

-Franklin Massachusetts Municipal Income ETF (effective 09/24/25)

-Franklin Minnesota Municipal Income ETF (effective 09/24/25)

-Franklin Municipal High Yield ETF (effective 09/24/25)

-Franklin Municipal Income ETF (effective 09/24/25)

-Franklin New Jersey Municipal Income ETF (effective 09/24/25)

-Franklin New York Municipal Income ETF (effective 09/24/25)

-Franklin Ohio Municipal Income ETF (effective 09/24/25)

-Franklin Pennsylvania Municipal Income ETF (effective 09/24/25)

-Franklin Short-Term Municipal Income ETF (effective 09/24/25)

-Franklin California Municipal Income ETF (effective 09/24/25)

Putnam Funds Trust

-Putnam Core Bond Fund

-Putnam Dynamic Asset Allocation Equity Fund

-Putnam Floating Rate Income Fund

-Putnam Mortgage Opportunities Fund

-Putnam Short Duration Bond Fund

-Putnam Short Term Investment Fund

-Putnam Ultra Short Duration Income Fund

-Putnam Ultra Short MAC Series

Putnam Global Income Trust

Putnam High Yield Fund

Putnam Income Fund

Putnam Investment Funds

-Putnam Government Money Market Fund

Putnam Managed Municipal Income Trust

Putnam Master Intermediate Income Trust

Putnam Money Market Fund

Putnam Mortgage Securities Fund

Putnam Municipal Opportunities Trust

Putnam Premier Income Trust

Putnam Target Date Funds

-Putnam Retirement Advantage Maturity Fund

-Putnam Retirement Advantage 2070 Fund (effective 08/01/25)

-Putnam Retirement Advantage 2065 Fund

-Putnam Retirement Advantage 2060 Fund

-Putnam Retirement Advantage 2055 Fund

-Putnam Retirement Advantage 2050 Fund

-Putnam Retirement Advantage 2045 Fund

-Putnam Retirement Advantage 2040 Fund

-Putnam Retirement Advantage 2035 Fund

-Putnam Retirement Advantage 2030 Fund

-Putnam Sustainable Retirement Maturity Fund

-Putnam Sustainable Retirement 2070 Fund (effective 08/01/25)

-Putnam Sustainable Retirement 2065 Fund

-Putnam Sustainable Retirement 2060 Fund

-Putnam Sustainable Retirement 2055 Fund

-Putnam Sustainable Retirement 2050 Fund

-Putnam Sustainable Retirement 2045 Fund

-Putnam Sustainable Retirement 2040 Fund

-Putnam Sustainable Retirement 2035 Fund

-Putnam Sustainable Retirement 2030 Fund

Putnam Tax-Free Income Trust

-Putnam Strategic Intermediate Municipal Fund

Putnam Variable Trust

-Putnam VT Diversified Income Fund

-Putnam VT Global Asset Allocation Fund

-Putnam VT Government Money Market Fund

-Putnam VT High Yield Fund

-Putnam VT Income Fund

-Putnam VT Mortgage Securities Fund

FRANKLIN ADVISERS, INC.

By:	/s/ Thomas C. Merchant
Name:	Thomas C. Merchant
Title:	Chief Legal Officer

FRANKLIN TEMPLETON SERVICES, LLC

By:	/s/ Matthew Hinkle
Name:	Matthew Hinkle
Title:	President